Exhibit 99.2

November 27, 2018

Mr. Robert Fitzgerald

c/o QAR Industries, Inc.

101 SE 25th Ave.

Mineral Wells, TX 76067

Dear Mr. Fitzgerald,

On behalf of the Board of Directors (the “Board”) of TSR, Inc. (the “Company”), I am responding to the non-binding offer contained in your letter to the Board dated November 14, 2018 and received by the Company on November 16, 2018.

After careful consideration of your letter and the non-binding offer contained therein and in accordance with the unanimous recommendation of the Special Committee of the Board (the “Special Committee”), after consultation with the Special Committee’s financial advisors and the Special Committee’s and the Company’s legal advisers, the Board has unanimously rejected your offer to acquire the outstanding common stock of the Company not owned by the Investors (as defined in your letter) for $6.25 per share. The Board and the Special Committee believe that the consideration being offered is inadequate and does not reflect the fair value of the common stock of the Company and, therefore, would not be in the best interests of the Company’s stockholders.

If you wish to communicate further with respect to your interest in the Company, we will make the Chairman of the Special Committee and the financial advisors to the Special Committee available to you or your representatives.

Very Truly Yours,

/s/ Christopher Hughes
Christopher Hughes
President, TSR, Inc.